Exhibit 99.1

      Robert Mondavi Announces Changes to Chilean Joint Venture

    OAKVILLE, Calif.--(BUSINESS WIRE)--Jan. 22, 2004--The Robert Mondavi Corporation (NASDAQ:MOND) announced today a series of changes to its joint venture in Chile with Eduardo Chadwick of Vina Errazuriz. Under the terms of the agreement, Robert Mondavi will maintain a 50 percent ownership in the Chilean luxury brands Sena and Arboleda, but sell its interest in the Caliterra brand and assets to Vina Errazuriz. Robert Mondavi will retain exclusive importation rights to Sena, Arboleda, Caliterra and Errazuriz in the U.S. and continue to represent some of these brands in key markets around the world. As a result of the sale, the company is reducing its earnings guidance for the quarter ended December 31, 2003 by $3.9 million or $0.23 per diluted share, to a range of $0.52 to $0.57 per share. Absent this one-time loss on the sale, earnings guidance for the quarter would not have changed.
    Eduardo Chadwick, President of Vina Errazuriz and Robert Mondavi's joint venture partner in Chile stated: "We are extremely enthusiastic about these very positive changes which provide an opportunity for us to build Caliterra globally and to align our partner resources more strategically and efficiently with Sena and Arboleda."
    Gregory M. Evans, President and CEO of Robert Mondavi, said, "We remain committed to the exciting growth opportunities of new world wines, including premium Chilean wines. This sale allows us to continue to participate in this category, while reducing our asset base, thereby improving financial returns."
    Robert Mondavi Corporation produces and markets fine wines under the following labels: Robert Mondavi Winery, Robert Mondavi Private Selection, La Famiglia di Robert Mondavi, Woodbridge Winery, Byron Vineyards & Winery, Io, Arrowood Vineyards & Winery and Grand Archer by Arrowood. The company also produces Opus One, in partnership with the Baroness Philippine de Rothschild of Chateau Mouton Rothschild of Bordeaux, France; Luce, Lucente, Danzante and the wines of Tenuta dell'Ornellaia, in partnership with the Marchesi de' Frescobaldi of Tuscany, Italy; and Sena and Arboleda, in partnership with the Eduardo Chadwick family of Vina Errazuriz in Chile. Kirralaa, the first Australian wines produced by Robert Mondavi in partnership with Southcorp and Rosemount's Oatley family, were introduced in February 2003. In addition to the partnership wines, Robert Mondavi Imports represents the wines of Marchesi de' Frescobaldi, Attems, Vina Errazuriz and Vina Caliterra in the United States.
    On January 29, 2004, Robert Mondavi will release its fiscal 2004 second quarter earnings, followed by a conference call at 7:30 a.m. PT. A live listen-only web cast and a copy of the prepared remarks of the conference call will be available at www.robertmondavi.com under "Investor Relations."


    CONTACT: The Robert Mondavi Corporation
             Robert Philipps, 707-251-4850 (Investor Relations)
             Donna White, 707-251-1253 (Public Relations)